Red Lobster® Olive Garden® LongHorn Steakhouse®
The Capital Grille® Bahama Breeze® Seasons 52®
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Bob McAdam	(407) 245-5366

FOR RELEASE

February 11, 2008

9:00 AM ET

DARDEN RESTAURANTS ANNOUNCES ITS EXPECTATION FOR

THIRD QUARTER DILUTED NET EARNINGS PER SHARE

AND REAFFIRMS FISCAL YEAR 2008 EARNINGS GUIDANCE

ORLANDO, FL, Feb. 11 – Darden Restaurants, Inc. (NYSE: DRI) today reported that it expects diluted net earnings per share from continuing operations for its fiscal third quarter ending February 24, 2008 will be $0.78 to $0.80, including integration costs and purchase accounting adjustments related to its acquisition of RARE Hospitality International, Inc. which are expected to adversely affect diluted net earnings per share for the quarter by approximately five cents. Excluding the anticipated integration costs and purchase accounting adjustments, estimated diluted net earnings per share from continuing operations for the fiscal third quarter would be $0.83 to $0.85. The Company also reported that, through February 10, 2008, Red Lobster, Olive Garden and LongHorn Steakhouse’s combined U.S. same-restaurant sales for the third quarter were up 1.2% over the comparable prior year period. The Company expects to release its fiscal 2008 third quarter earnings on Tuesday, March 18, 2008, after the market close.

The Company affirmed that, consistent with guidance it offered in December 2007, it expects diluted net earnings per share growth from continuing operations for the full 2008 fiscal year of 2% to 4%, including transaction and integration costs and purchase price adjustments related to the RARE Hospitality acquisition that are expected to adversely affect such growth by approximately five to six percentage points. Excluding the acquisition-related transaction and integration costs and purchase accounting adjustments, projected diluted net earnings per share growth from continuing operations for fiscal 2008 is 7% to 9%.

The Company also indicated that its outlook for net diluted earnings per share from continuing operations for fiscal 2008 is based on its expectation that combined U.S. same-restaurant sales growth for the year for Red Lobster, Olive Garden and LongHorn Steakhouse will be between 2% and 3%, as well as its expectation that it will achieve new restaurant growth for the year of approximately 65 net new restaurants (including new restaurant openings at LongHorn Steakhouse and The Capital Grille for the October 2007 through May 2008 period). Fiscal year-to-date combined U.S. same-restaurant sales results for Red Lobster, Olive Garden and LongHorn Steakhouse through February 10, 2008 (including LongHorn Steakhouse results only for the period since the October 1, 2007 closing of the RARE Hospitality acquisition), were up 2.6% over the comparable prior year period.

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“In a challenging economic environment, guests continue to show their loyalty to Darden’s brands,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “As a result, we feel confident that for the third quarter and balance of the year, the talented teams operating our brands and managing our supply chain will be able to deliver the competitively strong sales and earnings results we are outlining today.”

The Company will hold an analyst and investor meeting on Tuesday, February 12, 2008 in New York City starting at 9:00 am ET and concluding at Noon. This meeting will be broadcast live over the Internet. The Company will discuss its current business strategy and future expectations. The subjects to be covered may also include additional forward-looking information, such as the outlook for the current month, quarter or year, and the Company’s previously-announced earnings guidance. Participants at the meeting may pose questions to management and in response, the Company may disclose additional material information. To listen to the meeting live, please go to the following website at least fifteen minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the meeting.

What: Darden Restaurants, Inc. Analyst and Investor Day

When: 9:00 am ET, Tuesday, February 12, 2008

Where: http://www.videonewswire.com/event.asp?id=44643

How: Live over the Internet - Simply log on to the web at the address above

Darden Restaurants, Inc. (NYSE: DRI), headquartered in Orlando, Fla., is the world’s largest casual dining company with almost $6.7 billion in annual sales and approximately 170,000 employees. The Company owns and operates almost 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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